Exhibit 10.13

Summary Sheet for Executive Officer Compensation

Base Salary

In December 2007, the Compensation Committee of the Board of Directors made determinations with respect to the salaries to be paid to executive officers in 2008 and the bonuses and stock options to be awarded to the executive officers for services in 2007 as follows:

Name	2008 Annual Base Salary	2007 Annual Bonus	Stock Options Awarded
Mark S. Gorder, President and Chief Executive Officer	$350,000	$64,200	25,000
Scott Longval, Chief Financial Officer and Treasurer	$165,000	$13,000	15,000
Steven M. Binnix, Vice President and General Manager of RTI Electronics	$175,000	$15,600	10,000
Christopher D. Conger, Vice President, Research and Development	$185,000	$14,560	20,000
Michael P. Geraci, Vice President, Sales and Marketing	$200,000	$15,600	20,000
Dennis L. Gonsior, Vice President, Global Operations	$185,00	$14,560	20,000
Greg Gruenhagen Vice President of Corporate Quality	$125,000	(not eligible)	10,000

The exercise price of the stock options is equal to $14.70 per share, the closing price of the common stock of the Company on the date of the Compensation Committee meeting. The options will vest in three equal, annual installments beginning one year after the date of grant, except that they will become immediately exercisable upon a “change in control” as defined in the 2006 Equity Incentive Plan or upon the death or disability of the recipient, and will expire ten years after the date of grant, unless terminated earlier by the terms of the option.

2008 Bonus Plan

The Compensation Committee also approved the 2008 Bonus Plan (the “Bonus Plan”), which is not set forth in a written agreement. Pursuant to the Bonus Plan, each of the executive officers is eligible to receive a cash bonus based on the Company exceeding certain earnings per share target amounts for the fiscal year 2008 (calculated after giving effect to any bonuses accrued under the Bonus Plan) and the achievement of certain strategic objectives. Depending upon the earnings per share target amount and the achievement of the strategic objectives, Mr. Gorder is eligible to receive a bonus up to 110% of his base salary and each of the other Named Executive Officers are eligible to receive a bonus up to 55% of their respective base salary.

Plans and Other Arrangements

The executive officers are also eligible to participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.